Exhibit 99.3

Index to Financial Statements

Page
Reports of Independent Auditors	1
Consolidated Balance Sheets as of December 31, 2014 and December 31, 2013	4
Consolidated Statements of Comprehensive (Loss ) Income for the periods March 17, 2014 through December 31, 2014, January 1, 2014 through March 16, 2014, year ended December 31, 2013, December 27, 2012 through December 31, 2012 and January 1, 2012 through December 26, 2012	5
Consolidated Statements of Stockholders’ Equity for the periods March 17, 2014 through December 31, 2014, January 1, 2014 through March 16, 2014, year ended December 31, 2013, December 27, 2012 through December 31, 2012 and January 1, 2012 through December 26, 2012	6
Consolidated Statements of Cash Flows for the periods March 17, 2014 through December 31, 2014, January 1, 2014 through March 16, 2014, year ended December 31, 2013, December 27, 2012 through December 31, 2012 and January 1, 2012 through December 26, 2012	7
Notes to Consolidated Financial Statements	8

Report of Independent Auditors

The Board of Directors and Stockholders

IDQ Holdings, Inc.

We have audited the accompanying consolidated financial statements of IDQ Holdings, Inc. and subsidiary, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of comprehensive (loss) income, stockholders’ equity and cash flows for the period from January 1, 2014 to March 16, 2014 (Predecessor) and the period from March 17, 2014 to December 31, 2014 (Successor), and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IDQ Holdings, Inc. and subsidiary at December 31, 2014, and the consolidated results of their operations and their cash flows for the period from January 1, 2014 to March 16, 2014 (Predecessor) and the period from March 17, 2014 to December 31, 2014 (Successor) in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Stamford, Connecticut

March 31, 2015

Independent Auditors’ Report

The Board of Directors and Stockholders

IDQ Holdings, Inc.:

We have audited the accompanying consolidated financial statements of IDQ Holdings, Inc. and its subsidiary (the “Company”), which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of comprehensive (loss) income, stockholders’ equity, and cash flows for the year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IDQ Holdings, Inc. and its subsidiary as of December 31, 2013, and the results of their operations and their cash flows for the year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in Note 3 to the consolidated financial statements, the Company has elected to restate their 2012 financial statements to apply the acquisition method of accounting for the Company’s change in control on December 27, 2012. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

New York, NY

March 26, 2014, except as to Note 2, which is as of March 31, 2015

IDQ HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2014 and December 31, 2013

	Successor	Predecessor
	December 31, 2014	December 31, 2013
		(Restated)
Assets
Current assets:
Cash and cash equivalents	$30,732,588	$28,521,847
Restricted cash	526,299	525,775
Accounts receivable, net	1,947,934	2,566,170
Inventories, net	24,713,881	22,687,513
Deferred income taxes	730,008	527,108
Prepaid expenses and other current assets	510,796	1,870,110
Due from Armored AutoGroup Parent, Inc.	166,934	—

Total current assets	59,328,440	56,698,523
Property and equipment, net	4,763,210	4,457,779
Goodwill	163,106,236	142,076,728
Intangible assets, net	215,241,088	178,486,438
Other assets	99,214	99,214
Net due from IDQ Acquisition Corp.	125,757,933	128,123,219

Total assets	$568,296,121	$509,941,901

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued interest on notes payable	$6,325,000	$6,325,000
Accounts payable	2,128,783	4,143,463
Accrued expenses	9,331,632	8,141,719
Net due to Armored AutoGroup, Inc.	830,468	—

Total current liabilities	18,615,883	18,610,182
Notes payable	223,389,759	233,150,009
Other liabilities	1,661,551	1,166,706
Deferred income taxes	65,210,283	47,770,919

Total liabilities	308,877,476	300,697,816

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.01 par value. Authorized 1,000 shares; issued and outstanding 100 shares for December 31, 2014 and December 31, 2013	1	1
Additional paid-in capital, December 31, 2014 and December 31, 2013	266,392,528	211,127,632
Accumulated deficit	(6,973,884)	(1,883,548)

Total stockholders’ equity	259,418,645	209,244,085

Total liabilities and stockholders’ equity	$568,296,121	$509,941,901

See accompanying notes to consolidated financial statements.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive (Loss) Income

For the periods March 17, 2014 through December 31, 2014, January 1, 2014 through March 16, 2014, year ended

December 31, 2013, December 27, 2012 through December 31, 2012 and January 1, 2012 through December 26, 2012

	Successor	Predecessor			Predecessor
	Period March 17, 2014 through December 31, 2014	Period January 1, 2014 through March 16, 2014	Year ended December 31, 2013	Period December 27, 2012 through December 31, 2012	Period January 1, 2012 through December 26, 2012
Gross sales	$125,724,507	$36,911,908	$151,335,214	$20,098	$190,290,672
Sales discounts, returns and allowances	(13,710,551)	(3,594,218)	(15,232,581)	—	(18,683,199)

Net sales	112,013,956	33,317,690	136,102,633	20,098	171,607,473
Cost of goods sold	(63,056,749)	(18,464,457)	(79,714,978)	(67,712)	(97,459,063)

Gross profit (loss)	48,957,207	14,853,233	56,387,655	(47,614)	74,148,410

Operating expenses:
Selling	10,942,766	1,657,316	12,083,831	41,984	12,621,728
General and administrative	8,224,102	6,611,332	8,154,008	80,574	14,968,384
Depreciation and amortization	11,075,263	2,023,354	9,763,226	131,684	4,603,849

Total operating expenses	30,242,131	10,292,002	30,001,065	254,242	32,193,961

Income (loss) from operations	18,715,076	4,561,231	26,386,590	(301,856)	41,954,449
Other expense (income):
Other (expense) income, net	(1,248,901)	(212,738)	(1,408,869)	(455)	(2,153,872)
Interest expense	(19,220,666)	(4,618,157)	(22,304,849)	(297,769)	(25,680,962)

(Loss) income before income taxes	(1,754,491)	(269,664)	2,672,872	(600,080)	14,119,615
(Benefit) provision for income taxes	(1,080,607)	5,680	806,340	—	4,818,475

Net (loss) income and comprehensive (loss) income	$(673,884)	$(275,344)	$1,866,532	$(600,080)	$9,301,140

See accompanying notes to consolidated financial statements.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

For the periods March 17, 2014 through December 31, 2014, January 1, 2014 through March 16, 2014, year ended

December 31, 2013, December 27, 2012 through December 31, 2012 and January 1, 2012 through December 26, 2012

Predecessor (Acquired June 17, 2010)	Common stock	Additional paid-in capital	Retained earnings (Accumulated deficit)	Total stockholders’ equity
Balance at December 31, 2011 (Restated)	$1	$114,472,927	$14,178,595	$128,651,523
Dividends declared (Restated)	—	(44,321,405)	(25,918,283)	(70,239,688)
Net income	—	—	9,301,140	9,301,140

Balance at December 26, 2012	$1	$70,151,522	$(2,438,548)	$67,712,975

Predecessor (Acquired December 27, 2012)
Balance at December 27, 2012(1)	$1	$211,127,632	$—	$211,127,633
Net loss	—	—	(600,080)	(600,080)

Balance at December 31, 2012	$1	$211,127,632	$(600,080)	$210,527,553

Balance at December 31, 2012	$1	$211,127,632	$(600,080)	$210,527,553
Dividends declared	—	—	(3,150,000)	(3,150,000)
Net income	—	—	1,866,532	1,866,532

Balance at December 31, 2013	$1	$211,127,632	$(1,883,548)	$209,244,085

Balance at December 31, 2013	$1	$211,127,632	$(1,883,548)	$209,244,085
Dividends declared	—	—	(5,813,655)	(5,813,655)
Net loss	—	—	(275,344)	(275,344)

Balance at March 16, 2014	$1	$211,127,632	$(7,972,547)	$203,155,086

Successor (Acquired March 17, 2014)
Balance at March 17, 2014(2)	$1	$266,392,528	$—	$266,392,529
Dividends declared	—	—	(6,300,000)	(6,300,000)
Net loss	—	—	(673,884)	(673,884)

Balance at December 31, 2014	$1	$266,392,528	$(6,973,884)	$259,418,645

(1)	- As a result of push down accounting for the December 2012 sale, additional paid- in capital increased by $141.0 million and the retained earnings balance was reset to zero.
(2)	- As a result of push down accounting for the March 2014 sale, additional paid- in capital increased by $55.3 million and the accumulated deficit balance was reset to zero.

See accompanying notes to consolidated financial statements.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the periods March 17, 2014 through December 31, 2014, January 1, 2014 through March 16, 2014, year ended

December 31, 2013, December 27, 2012 through December 31, 2012 and January 1, 2012 through December 26, 2012

	Successor	Predecessor			Predecessor
	Period March 17, 2014 through December 31, 2014	Period January 1, 2014 through March 16, 2014	Year ended December 31, 2013	Period December 27, 2012 through December 31, 2012	Period January 1, 2012 through December 26, 2012
					(Restated)
Cash flows from operating activities:
Net (loss) income	$(673,884)	$(275,344)	$1,866,532	$(600,080)	$9,301,140
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,014,126	204,488	987,432	9,600	949,860
Loss on disposal of fixed assets	163,222	—	—	—	—
Lease termination costs	861,868	—	—	—	—
Deferred income taxes	(4,159,758)	(799,625)	(1,868,379)	—	1,143,071
Amortization of deferred financing costs	—	—	—	—	2,345,336
Amortization of intangibles	10,658,912	1,955,208	9,385,000	128,562	4,331,405
Amortization of premium on notes payable	(1,010,241)	(733,764)	(3,307,465)	(42,527)	—
Amortization of discount on notes payable	—	—	—	—	501,494
Changes in operating assets and liabilities:
Restricted cash	(417)	(107)	(49,364)	—	(92,264)
Accounts receivable	18,628,805	(17,627,569)	353,190	667,609	755,847
Inventories	2,422,068	2,357,838	7,119,366	12,064	9,940,894
Prepaid expenses and other current assets	559,472	799,842	(183,111)	67,343	(177,940)
Due from Armored AutoGroup Parent, Inc.	(166,934)	—	—	—	—
Net due from IDQ Acquisition Corp.	(170,144)	2,535,430	1,499,890	—	—
Other assets	—	—	27,084	—	(41,813)
Accrued interest on notes payable	(5,304,839)	5,304,839	—	340,054	5,984,946
Accounts payable	(4,295,699)	2,281,019	(1,452,420)	(1,057,575)	1,287,639
Accrued expenses	(8,719,851)	10,098,306	(2,244,556)	779,582	(7,110,468)
Income taxes payable	1,825,175	(2,195,258)	2,813,214	—	(869)
Net due to Armored AutoGroup, Inc.	830,468	—	—	—	—
Other liabilities	23,690	145,196	197,572	—	12,407

Net cash provided by operating activities	12,486,039	4,050,499	15,143,985	304,632	29,130,685

Cash flows used in investing activities:
Restricted cash	—	—	—	—	6,567,186
Capital expenditures	(1,276,558)	(298,134)	(1,222,811)	—	(452,272)
2011 Earn Out payment	—	—	—	—	(6,500,000)
Income tax refunds paid to former owners of Holdings	—	—	—	—	(67,186)

Net cash used in investing activities	(1,276,558)	(298,134)	(1,222,811)	—	(452,272)

Cash flows used in financing activities:
Net (repayments) borrowings of revolving line of credit	—	—	—	—	(370,052)
Payment of financing costs	—	(637,500)	—	—	(12,254,426)
Repayment of long-term debt	—	—	—	—	(149,500,000)
Proceeds from sale of notes payable	—	—	—	—	215,600,000
Net due from IDQ Acquisition Corp.	—	—	150,303	—	(154,574)
Cash dividends paid - common	(8,963,655)	(3,150,000)	(3,150,000)	—	(70,239,688)

Net cash used in financing activities	(8,963,655)	(3,787,500)	(2,999,697)	—	(16,918,740)

Net increase (decrease) in cash	2,245,826	(35,135)	10,921,477	304,632	11,759,673
Cash and cash equivalents at beginning of period	28,486,712	28,521,847	17,600,370	17,295,738	5,536,065

Cash and cash equivalents at end of period	$30,732,538	$28,486,712	$28,521,847	$17,600,370	$17,295,738

Supplemental cash flow information:
Cash paid during the period for:
Interest	$25,502,990	$79,257	$25,612,572	$—	$16,977,172
Income taxes	1,253,927	307,253	110,375	—	3,542,847

Noncash transaction:
Dividends payable to IDQ Acquisition Corp.	$—	$2,663,655	$—	$—	$—

See accompanying notes to consolidated financial statements.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

IDQ Holdings, Inc. (“the Company”) is a wholly owned subsidiary of IDQ Acquisition Corp. (AcqCorp). IDQ Holdings, Inc. (Holdings) was incorporated in the State of Delaware in January 2002 and commenced operations in March of that year through its wholly owned subsidiary, IDQ Operating, Inc. (Operating, and together with Holdings, the Company). Operating was incorporated in the State of New York in 1970, and operated as Interdynamics, Inc. until a name change in 2008.

On March 17, 2014, pursuant to a stock purchase agreement, Armored AutoGroup Parent Inc. and subsidiaries collectively acquired a 100% interest in AcqCorp and therefore the Company (See Note 3).

On December 27, 2012, pursuant to a stock purchase agreement, KI-IDQ 2012 Holdings, LLC (“Kinderhook”) acquired a controlling interest in AcqCorp from AcqCorp’s non-employee shareholders (See Note 3). On March 17, 2014, Kinderhook transferred its controlling interest to Armored AutoGroup Parent Inc. and subsidiaries.

The Company, through its subsidiary, manufactures specialty products for the automotive aftermarket in its manufacturing and warehouse facility located in Garland, Texas. The Company’s products consist of packaged refrigerant products, including cans, all in one kits, chemicals, lubricants, leak sealants, tools and accessories for the servicing of automotive air conditioning systems. The Company’s products are sold primarily to “Do-it-Yourself” consumers and professional mechanics via retail channels including mass merchants and automotive specialty stores as well as warehouse clubs and program distributors.

The Company’s sales and business activities typically follow a seasonal trend with the majority of sales occurring during the spring and summer. As a result, the Company builds moderate levels of working capital and inventory in advance of and during the peak selling season. Working capital is also impacted by increases in accounts receivable, which increase significantly during the peak selling period and are typically lowest in the fourth quarter of the year. Sales and business are further impacted by changes in outdoor temperatures during the business selling cycle.

(b)	Principles of Consolidation

The consolidated financial statements include the financial statements of Holdings, and its wholly owned subsidiary Operating, under its Successor (as of March 17, 2014, the change in control date (See Note 3)) and Predecessor ownerships. The consolidated financial statements for the period March 17, 2014 through December 31, 2014, and at December 31, 2014, are based on the acquisition basis of assets and liabilities reflecting push down accounting associated with the March 2014 Sale (See Note 3). The consolidated financial statements for the period January 1, 2014 through March 16, 2014, year ended December 31, 2013, and period December 27, 2012 through December 31, 2012, are based on the adjusted basis of assets and liabilities of the Predecessor reflecting push down accounting associated with the December 27, 2012 transaction (See Note 3). The consolidated financial statements for the period January 1, 2012 through December 26, 2012 present on a historical cost basis the

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

assets, liabilities, revenues and expenses of the then Predecessor prior to the change in control on December 27, 2012. Accordingly, the accompanying financial statements of the Predecessors and Successor may not be comparable in all material respects, since the Successor’s financial position, results of operations and cash flows use a new accounting basis. All significant intercompany balances and transactions between Holdings and Operating have been eliminated in consolidation.

(c)	Basis of Presentation and Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenues and expenses, during the reporting period. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, sales returns and allowances, estimated fair value of goodwill and intangible assets identified in connection with the acquisition, inventory and lease termination obligations. Actual results could differ materially from the estimates and assumptions made.

(d)	Reclassifications

Certain reclassifications have been made to conform the prior periods’ data to current presentation. Specifically, certain general and administrative costs have been reclassified as costs of goods sold to conform to the classification of those costs for the period from March 17, 2014 through December 31, 2014. In addition, certain factoring costs previously included in interest expense have been reclassified to other expense to conform to the classification of those costs for the period from March 17, 2014 through December 31, 2014. The reclassifications had no effect on reported net (loss) income and comprehensive (loss) income.

(e)	Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

(e.1)	Restricted Cash

Restricted cash relates to amounts held in escrow pursuant to a License and Settlement Agreement dated April 16, 2008, that obligated the Company to fund in the form of a cash payment, a royalty fee, based on the sale of certain products, which the Licensor claimed utilizes its enforceable patent. During 2011, the Company received notification that the U.S. Court upheld the patent in dispute and as a result, after the Licensor complies with certain requirements of the License and Settlement Agreement, the Company will distribute the escrowed funds.

On July 26, 2013, the patent expired which terminated the License and Settlement Agreement, releasing the Company from its obligation to make royalty payments as of that date. As of December 31, 2014 and December 31, 2013, the escrowed funds amounted to $0.5 million and $0.5 million, respectively.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

(f)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash flows from operating activities in the accompanying consolidated statements of cash flows. The Company assesses the collectability of receivables on a customer-by-customer basis and establishes appropriate reserves as necessary. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of the receivable in dispute, and the current receivables aging and payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and potential for recovery is considered remote.

The Company has the option to, and generally does, transfer certain of its trade accounts receivables without recourse to various financial institutions which are accounted for as sales. The costs associated with these programs typically include a combined interest rate and bank fee. Costs and fees related to factoring for the period March 17, 2014 through December 31, 2014, period January 1, 2014 through March 16, 2014, year ended December 31, 2013, period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, were $1.0 million, $0.3 million, $1.4 million, $455, and $2.2 million, respectively, and are recorded within other (expense) income, net, in the accompanying consolidated statements of operations.

(g)	Concentration of business with large customers

We have significant penetration of our products into flagship retailers and our top four largest customers represented approximately 75% (each individually 10% or greater) of gross sales for the period March 17, 2014 through December 31, 2014, and four of those same customers accounted for 72% of the Company’s gross sales (each individually 10% or greater) for the period January 1, 2014 through March 16, 2014.

(h)	Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable. The Company is subject to concentrations of credit risk with respect to amounts due from a small number of customers. The Company limits its credit risk by performing ongoing credit evaluations of the financial condition of its customers and, when necessary, requires credit enhancements, such as letters of credit and bank guarantees, in certain circumstances.

The Company reviews accounts receivable for collectability and provides an allowance for credit losses as needed. The company did not experience any material losses related to accounts receivable as of December 31, 2014 and December 3, 2013.

Cash at times may exceed FDIC insurable limits.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

(i)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method for all inventories.

(j)	Property and Equipment

Additions to property and equipment, and improvements made to leaseholds, are capitalized and stated at cost. Expenditures for maintenance and repairs are charged directly to expense when incurred. Depreciation on property and equipment is provided over the estimated useful lives of the assets, using the straight-line method.

In accordance with ASC 360, Plant, Property, and Equipment, long lived assets such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

(k)	Finite Lived Intangible Assets

Amortization of intangible assets with finite lives (patents and customer relationships) are recognized over estimated useful lives ranging from 9 to 16 years, which the Company believes reasonably represents the time period in which the economic benefits of the intangible assets are consumed or otherwise realized. The Company has experienced a negligible attrition rate in its customer base, and is not able to identify a reliable pattern of attrition and, as such, is utilizing the straight-line amortization method to amortize customer relationship intangible assets. Finite lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable. There have been no instances of impairment identified.

(l)	Indefinite Lived Intangible Assets

The Company tests its trademarks and brand names with indefinite lives for impairment annually on the first day of the fourth quarter unless there are indications during an interim period that these assets are more likely than not to have become impaired. This represents a change from prior periods, which was made to conform to the accounting policies of the Parent. For trademarks and brand names with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its estimated fair value. An impairment charge is recorded for the difference between the carrying amount and the fair value. The Company uses an income approach, the relief-from-royalty method, to estimate the fair value of its trademarks and trade names with indefinite lives. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. The determination of the fair values of trademarks and brand name assets with indefinite lives requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and royalty rates applied to those

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

cash flows to determine fair value. Changes in such estimates or the application of alternative assumptions could produce different results. There have been no instances of impairment identified.

Goodwill

The Company tests its goodwill for impairment annually as of the first day of the fourth quarter unless there are indications during an interim period that these assets are more likely than not to have become impaired. This represents a change from prior periods, which was made to conform to the accounting policies of the Parent. The first step of the goodwill impairment test is to compare the fair value of each reporting unit to its carrying amount to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss.

The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination at the date of the evaluation and the fair value was the purchase price paid to acquire the reporting unit.

The Company estimates the fair value of reporting units using a weighting of fair values derived from an income approach and a market approach. Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is inherently subjective in nature and often involves the use of significant estimates and assumptions based on known facts and circumstances at the time the Company performs the valuation. The use of different assumptions, inputs and judgments or changes in circumstances could materially affect the results of the valuation and could have a significant impact on whether or not an impairment charge is recognized and the magnitude of any such charge.

Income approach—To determine fair value, the Company uses a DCF approach for each of the reporting units. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF are consistent with the Company’s long-range forecasts, and give consideration to historic and projected long-term business trends and strategies. The other key estimates and factors used in the DCF include, but are not limited to, discount rates, future sales volumes, revenue and expense growth rates, changes in working capital, capital expenditure forecasts, foreign exchange rates, currency devaluation, inflation, and a perpetuity growth rate.

Market approach—The Company uses the guideline public company method to select reasonably similar/guideline publicly traded companies for each of the Company’s reporting

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

units. Using the guideline public company method, the Company calculates earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples for each of the public companies using both historical and forecasted EBITDA figures. By applying these multiples to the appropriate historical and forecasted EBITDA figures for each reporting unit, fair value estimates are calculated.

Prepaid Expenses, Other Current Assets and Other Assets

Prepaid expenses, other current assets and other assets consist primarily of prepaid income taxes and administrative expenses, and security deposits that relate to certain operating leases.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to the differences between the financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion or all of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by accounting guidance on the accounting for uncertainty in income taxes. Amounts for uncertain tax positions are adjusted when new information becomes available or when positions are effectively settled.

As of December 31, 2014, the Company has $5.0 million of goodwill, which it expects to be deductible for tax purposes.

The Company files consolidated federal and certain state income tax returns with AcqCorp (its Parent). For the tax period March 17, 2014 through December 31, 2014, AcqCorp’s consolidated federal and state income tax returns will be filed in consolidation with Armored AutoGroup Parent Inc. and Subsidiaries’ tax return. Income taxes are prepared on a separate return basis.

Revenue Recognition

The Company recognizes revenue when products are shipped and after the customer takes ownership and assumes risk of loss. Generally, customers take ownership based on their individual shipping terms. Allowances for estimated returns and discounts are provided when sales are recorded.

Cost of Goods Sold

Cost of goods sold includes direct materials and supplies consumed in the manufacturing of product, as well as manufacturing labor, depreciation expense, direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product, and provisions for inventory losses (including losses relating to excess and obsolete inventory). Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, warehousing costs and other shipping and handling activity.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

For the period March 17, 2014 through December 31, 2014, period January 1, 2014 through March 16, 2014, year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, depreciation expense included in cost of goods sold totaled $0.6 million, $0.1 million, $0.6 million, $6,479, and $0.6 million, respectively.

(m)	Operating Expenses

Operating expenses include selling, general and administrative, and depreciation and amortization expense.

Selling Expense

Selling expenses include compensation and other employee related costs for the sales, marketing and customer service functions, external selling commissions, advertising, and other marketing costs.

Advertising costs are expensed as incurred. Costs associated with the Company’s television, and radio campaigns are expensed when the advertising is presented to consumers. For the period March 17, 2014 through December 31, 2014, the period January 1, 2014 through March 16, 2014, year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, advertising expense was $4.5 million, $0.1 million, $4.9 million, $-0-, and $4.5 million, respectively.

General and Administrative Expense

General and administrative expenses include compensation and other employee related costs, insurance costs, acquisition related costs, lease termination costs, bad debt expense, as well as professional and management fees and a variety of other general expenses.

Predecessor

For the period January 1, 2014 through March 16, 2014, general and administrative expenses includes transaction costs and related expenses of $4.2 million and debt related third party fees of $0.7 million, related to the March 2014 Sale and the obtaining of consent to such transaction (See Note 3) from the holders of the senior secured notes and the lender providing the revolving credit facility. For the year ended December 31, 2013, general and administrative expenses included $95,105 of professional fees related to the December 2012 Sale (See Note 3).

For the period January 1, 2012 through December 26, 2012, general and administrative expenses includes costs of $1.9 million relating to the sale of the senior secured notes due April 2017 (See Note 8), and transaction costs of $1.8 million and debt related third party fees of $1.3 million, related to the AcqCorp acquisition transaction and the obtaining of consent to such transaction (See Notes 3 and 8) from the holders of the senior secured notes and the lender providing the revolving credit facility.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

Depreciation and Amortization

Depreciation and amortization expenses are associated with the depreciation and amortization of the Company’s non-manufacturing property and equipment and amortization of certain intangible assets (See Notes 1i and 5).

For the period March 17, 2014 through December 31, 2014, period January 1, 2014 through March 16, 2014, year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, depreciation and amortization expense amounted to $11.1 million, $2.0 million, $9.8 million, $0.1 million, and $4.6 million, respectively.

Shared Services Agreement

Under this mutual agreement, the Company provides to AAG, and AAG provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal, and procurement services. In accordance with the agreement and applicable accounting guidance, direct costs clearly applicable to AAG or the Company are not shared and costs that are not clearly applicable to AAG or us are allocated based on a mutually agreed upon criteria and methodology. This methodology is largely a pro rata allocation based upon an analysis of each individual company’s contribution to the aggregate cost of the shared functions before such services became shared and the actual costs of such functions for the period.

During the year ended December 31, 2014 the Company charged AAG $1.6 million for shared services while AAG charged us $2.5 million, principally relating to the selling, general and administrative costs and which is reflected on a net basis in selling, general and administrative expense in the Company’s consolidated statements of comprehensive loss.

In the opinion of management, the method of allocating these costs is reasonable; however the costs of these services allocated between the Company and AAG are not necessarily indicative of the costs that would have been incurred by either company on a stand-alone basis.

(n)	Other Expense and Income

Other (Expense) Income, net

Other (expense) income, net, includes expenses and income unrelated to operations such as factoring costs (See Note 1f), interest income, and gain/loss on the disposal/sale of fixed assets.

(o)	Interest Expense

Interest expense includes amortization of the premium on the $220 million senior secured notes (See Note 8) resulting from adjustments to the fair value of the notes in applying the acquisition accounting method for the respective sale transactions that occurred on March 17, 2014 and December 27, 2012, fees associated with the debt, interest costs and other miscellaneous interest costs. For the Predecessor period ended December 26, 2012, interest

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

expense also included amortization of fees associated with securing and maintaining the debt that were capitalized and amortized over the term of the debt, as well as amortization of original issue discount related to the sale of the Notes.

(p)	Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The ASU requires management to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued and, if so, to disclose that fact. The ASU requires management to make this evaluation for both the annual and interim reporting periods, if applicable. Management is also required to evaluate and disclose whether its plans alleviate that doubt. The ASU is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and International Financial Reporting Standards (“IFRS”) that removes inconsistencies and weaknesses in revenue requirements, provides a more robust framework for addressing revenue issues, improves comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets, provides more useful information to users of the financial statements through improved disclosure requirements and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. For nonpublic entities, ASU No. 2014-09 is effective for the annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. A nonpublic entity may elect to apply this guidance earlier as follows: (1) an annual reporting period beginning after December 15, 2016, including interim periods within that reporting period, (2) an annual reporting period beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2017 (3) an annual reporting period beginning after December 15, 2017, including interim periods within that reporting period. The Company is assessing the impact of the adoption of the ASU on its financial statements, disclosure requirements and methods of adoption.

In January 2014, the FASB issued ASU 2014-02, Intangibles-Goodwill and Other (Topic 350), Accounting for Goodwill. The ASU allows companies that don’t meet the new definition of a public business entity to elect to amortize goodwill acquired in a business combination and to perform a one-step impairment test. A private company may elect to amortize goodwill on a straight-line basis over 10 years or a period of less than 10 years if it can demonstrate that another useful life (e.g. the useful life of the primary asset) is more appropriate. A private company that elects to amortize goodwill is required to perform a one-step impairment test at either the entity or reporting unit level, only when an event or circumstance indicates that the fair value of the entity or reporting unit may be less than its carrying amount. The guidance is effective for goodwill existing as of the beginning of the period of adoption and new goodwill recognized in annual periods beginning after December 15, 2014 and interim periods within annual periods beginning after December 15, 2015. The Company is assessing whether it will chose to adopt the provisions of this standard.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

(2)	Revision of Prior Period Financial Statements

During the third quarter of 2014, the Company identified errors in the accounting for certain transactions between Holdings and AcqCorp that were recorded in 2010 to 2012. The error was solely related to the Holdings consolidated financial statements. The Company assessed the materiality of the error on prior periods’ financial statements and concluded that the error was not material to any of the prior period annual or interim financial statements. The Company elected to revise previously issued consolidated financial statements as they are issued with comparative prospective financial statements. Accordingly, the Company revised the December 31, 2013 Predecessor Consolidated Balance Sheet of Holdings to reflect the correct balances by decreasing Net due from IDQ Acquisition Corp. and Additional paid-in-capital by a net of $117.5 million. The revisions had no impact on Holdings statements of operations or net cash flows for any periods presented. The effects of Holdings’ previously issued December 31, 2013 Predecessor Consolidated Balance Sheet, Predecessor Consolidated Statement of Cash Flows for the period January 1, 2012 through December 26, 2012 and Predecessor Statements of Stockholders’ Equity for the periods January 1, 2012 through December 26, 2012 and December 27, 2012 through December 31, 2012 is as follows:

Consolidated Balance Sheet as of December 31, 2013

	Restated	Previously Reported
	December 31, 2013	December 31, 2013			Net Change
Assets
Current assets:
Cash and cash equivalents	$28,521,847	$28,521,847			$—
Restricted cash	525,775	525,775			—
Accounts receivable, net	2,566,170	2,566,170			—
Inventories	22,687,513	22,687,513			—
Deferred income taxes	527,108	527,108			—
Prepaid expenses and other current assets	1,870,110	1,870,110			—

Total current assets	56,698,523	56,698,523			—
Property and equipment, net	4,457,779	4,457,779			—
Goodwill	142,076,728	142,076,728			—
Intangible assets, net	178,486,438	178,486,438			—
Other assets	99,214	99,214			—
Net due from IDQ Acquisition Corp.	128,123,219	245,672,475	(a	)	(117,549,256)

Total assets	$509,941,901	$627,491,157			$(117,549,256)

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued interest on notes payable	$6,325,000	$6,325,000			$—
Accounts payable	4,143,463	4,143,463			—
Accrued expenses	8,141,719	8,141,719			—

Total current liabilities	18,610,182	18,610,182			—
Notes payable	233,150,009	233,150,009			—
Other liabilities	1,166,706	1,166,706			—
Deferred income taxes	47,770,919	47,770,919			—

Total liabilities	300,697,816	300,697,816			—

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 1,000 shares; issued and outstanding 100 shares for December 31, 2013	1	1			—
Additional paid-in capital, December 31, 2013	211,127,632	328,676,888	(a	)	(117,549,256)
(Accumulated deficit)	(1,883,548)	(1,883,548)			—

Total stockholders’ equity	209,244,085	326,793,341			(117,549,256)

Total liabilities and stockholders’ equity	$509,941,901	$627,491,157			$(117,549,256)

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

Consolidated Statement of Cash Flows for the period January 1, 2012 through December 26, 2012

	Restated	Previously Reported
	Period January 1, 2012 through December 26, 2012	Period January 1, 2012 through December 26, 2012		Net Change
Cash flows from operating activities:
Net income	$9,301,140	$9,301,140		$—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	949,860	949,860		—
Deferred income taxes	1,143,071	1,143,071		—
Amortization of deferred financing costs	2,345,336	2,345,336		—
Amortization of intangibles	4,331,405	4,331,405		—
Amortization of discount on notes payable	501,494	501,494		—
Changes in operating assets and liabilities:				—
Restricted cash	(92,264)	(92,264)		—
Accounts receivable	755,847	755,847		—
Inventories	9,940,894	9,940,894		—
Prepaid expenses and other current assets	(177,940)	(177,940)		—
Other assets	(41,813)	(41,813)		—
Accounts payable	1,287,639	1,287,639		—
Accrued expenses	(7,110,468)	(7,110,468)		—
Income taxes payable	(869)	(869)		—
Accrued interest on notes payable	5,984,946	5,984,946		—
Other liabilities	12,407	12,407		—

Net cash provided by operating activities	29,130,685	29,130,685		—

Cash flows from investing activities:
Restricted cash	6,567,186	6,567,186		—
Capital expenditures	(452,272)	(452,272)		—
2011 Earn Out payment	(6,500,000)	(6,500,000)		—
Income tax refunds paid to former owners of Holdings	(67,186)	(67,186)		—

Net cash used in investing activities	(452,272)	(452,272)		—

Cash flows from financing activities:
Net repayments of revolving line of credit	(370,052)	(370,052)		—
Payment of financing costs	(12,254,426)	(12,254,426)		—
Repayment of long-term debt	(149,500,000)	(149,500,000)		—
Proceeds from sale of notes payable	215,600,000	215,600,000		—
Intercompany receivable	(154,574)	(58,654,574	) (a)	58,500,000
Cash dividends paid - common	(70,239,688)	(11,739,688	) (a)	(58,500,000)

Net cash used in financing activities	(16,918,740)	(16,918,740)		—

Net increase in cash	11,759,673	11,759,673		—
Cash and cash equivalents at beginning of period	5,536,065	5,536,065		—

Cash and cash equivalents at end of period	$17,295,738	$17,295,738		$—

Supplemental cash flow information:
Cash paid during the period for:
Interest	$19,190,314	$19,190,314		$—
Income taxes	3,542,847	3,542,847		—

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

Consolidated Statements of Stockholders’ Equity for the period January 1, 2012 through December 26, 2012 and period December 27, 2012 through December 31, 2012

Predecessor	Common stock		Additional paid-in capital	Retained earnings (Accumulated deficit)		Total stockholders’ equity
Balance at December 31, 2011 - Previously reported	$1		$180,632,881	$7,067,897		$187,700,779

Adjustments to correct prior years’ errors:
Reversal of 2010 acquisition expenses incurred by AcqCorp	—		— (a)	7,110,698		7,110,698
Record Dividends declared in 2011, initially treated as intercompany receivable	—	(a)	(66,159,954)	—		(66,159,954)

Total prior years’ adjustments	—		(66,159,954)	7,110,698		(59,049,256)

Balance at December 31, 2011 - Restated	$1		$114,472,927	$14,178,595		$128,651,523
Adjustments to correct presented year’s error:
Record Dividends declared in 2012, initially treated as intercompany receivable	—		(44,321,405)	(14,178,595	) (a)	(58,500,000)

Sub-total after adjustment	1		70,151,522	—		70,151,523
Dividends declared	—		—	(11,739,688)		(11,739,688)
Net income	—		—	9,301,140		9,301,140

Balance at December 26, 2012 - Restated	$1		$70,151,522	$(2,438,548)		$67,712,975

Successor
Balance at December 27, 2012 - Previously reported	$1		$328,676,888	$—		$328,676,889
Adjustments to correct December 27, 2012 balance:
Total adjustments reflected in period January 1, 2012 through December 26, 2012 to correct errors	—		(110,481,359)	(7,067,897)		(117,549,256)
Offset retained earnings balance due to December 27, 2012 acquisition	—		(7,067,897)	7,067,897		—

Total adjustments	—		(117,549,256)	—		(117,549,256)

Balance at December 27, 2012 - Restated	1		211,127,632	—		211,127,633
Net loss	—		—	(600,080)		(600,080)

Balance at December 31, 2012	$1		$211,127,632	$(600,080)		$210,527,553

(a)	The net decrease of $117.5 million in the receivable due from AcqCorp and in additional paid-in capital is a result of the Company correcting the recording of two common stock dividends separately declared in 2011 ($66.2 million) and 2012 ($58.5 million) aggregating $124.7 million, offset by various acquisition related transactions costs paid by the Predecessor Company during the period June 17, 2010 through December 31, 2010 on behalf of AcqCorp totaling $7.1 million.

(3)	Armored AutoGroup Parent Inc. and Subsidiaries’ acquisition of IDQ Acquisition Corp.

Successor

On March 17, 2014, Armored AutoGroup Parent Inc. (“AAG Parent”), in conjunction with its wholly owned subsidiaries, Armored AutoGroup Inc. (“AAG”), and AAG IDQ Acquisition Corporation, AAG Parent’s direct wholly-owned subsidiary (“AcquisitionCo”) collectively acquired 100% of the common stock of IDQ Acquisition Corp. (“AcqCorp”), pursuant to a Stock Purchase Agreement, dated as of March 17, 2014 (the “AAG Purchase Agreement”), by and among AAG Parent, AAG, AcquisitionCo, AcqCorp, the then existing stockholders of AcqCorp, and a “Contribution Agreement”, dated March 17, 2014, by and among the AAG Parent and the then existing stockholders of AcqCorp (“the March 2014 Sale”). The acquisition did not result in AcqCorp or any of its subsidiaries becoming an obligor or guarantor of AAG’s debt instruments and AAG did not become an obligor or guarantor of AcqCorp’s or any of AcqCorp’s subsidiaries’ debt instruments. In connection with the acquisition the Company entered into a

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

Shared Services and Supply Agreement (the “Shared Services Agreement”) with AAG Parent and AAG. Under the terms of the agreement, certain services are being provided by one party to another based upon a mutually agreed upon methodology, with the purpose of utilizing the assets and operations of each company to increase sales and lower the combined costs for the mutual benefit of both the Company and AAG.

In accordance with ASC Topic 805, Business Combinations, the change in control was accounted for under acquisition accounting by AAG Parent. As such, the assets and liabilities of AcqCorp were recorded at their estimated fair value on March 17, 2014 by AAG Parent, and concurrently, the Company elected to apply pushdown accounting, those estimated fair values were pushed down to Holdings.

Pursuant to the AAG Purchase Agreement, immediately prior to the execution of said Agreement, the existing stockholders of AcqCorp, pursuant to the Contribution Agreement noted above, collectively contributed 186,541 of their common stock in AcqCorp to AAG Parent in exchange for common and preferred shares in AAG Parent representing a total estimated fair value of $28.4 million. The remaining 458,177 issued and outstanding common stock of AcqCorp was purchased from the existing stockholders for a total $70.0 million of which, 392,722 shares were purchased by AcquisitionCo for $60.0 million and 65,455 shares were purchased by AAG for $10.0 million. AAG’s minority ownership in the common stock of AcqCorp did not result in AcqCorp or any of its subsidiaries becoming an obligor or guarantor of AAG’s debt instruments and AAG did not become an obligor or guarantor of AcqCorp’s or any of AcqCorp’s subsidiaries’ debt instruments. In addition, at the time of the close, the Company paid $1.3 million in third party professional fees and expenses that were incurred by AAG in connection with the acquisition. AcqCorp recorded the $1.3 million payment as a reduction of the total consideration exchanged.

The Company obtained consents for the change in control from its creditors through amendments to the indentures governing the $220.0 million Holdings’ Notes and an amendment to the Revolving Credit Facility, in consideration of payments of $550,000 and $87,500, respectively (See Note 8). In addition, the creditors consented to the payments of acquisition related transaction costs, such as advisory, legal and other professional fees, of up to $8.0 million, of which $4.9 million was expensed and included in general and administrative expenses in the accompanying statements of operations for the period January 1, 2014 through March 16, 2014.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

During the fourth quarter of 2014, the Company finalized its valuation of the acquisition date fair values of the consideration transferred, and the assets acquired and liabilities assumed. Based on that assessment, management determined that the acquisition resulted in goodwill of $163.1 million, which is attributable to expected synergies and other benefits that will result from combining certain operations of IDQ and AAG. The following is a summary of the consideration transferred for the March 17, 2014 acquisition and the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Additional paid-in capital from AcqCorp (parent)	$266,392,528
Fair values of assets acquired and liabilities assumed:
Current and other assets	77,894,764
Net due from IDQ Acquisition Corp.	125,587,789
Property and equipment	4,664,000
Intangible assets	225,900,000
Current liabilities	(36,763,838)
Long-term liabilities	(225,356,216)
Net deferred tax liability	(68,640,207)

Net value of assets acquired	103,286,292

Excess - goodwill	$163,106,236

The fair value of the current assets acquired includes trade receivables with a fair value of $20.6 million. The fair values allocated to intangible assets include patents, trademarks and customer relationships with a total estimated fair value of $225.9 million (note 1k and 1l). The relief from royalty method approach was used to value the patents and the trademarks, and the profit contribution method income approach was used to value the customer relationships. The fair values of the long term liabilities assumed includes the $220.0 million Holdings’ Notes, with an estimated fair value of $224.4 million, which is based on par value plus an approximated yield-to-maturity premium.

Predecessor

On December 27, 2012, pursuant to a Stock Purchase Agreement (the “KI Purchase Agreement”), KI-IDQ 2012 Holdings, LLC (“Kinderhook”) acquired a controlling interest of approximately 88%, in AcqCorp from AcqCorp’s non-employee shareholders ( the “Sellers”). In accordance with ASC Topic 805, Business Combinations, the change in control was accounted for under acquisition accounting. As such, the assets and liabilities of AcqCorp were recorded at their respective fair value at December 27, 2012, and concurrently, those fair values were pushed down to Holdings. The results of Holdings’ operations since the change in control is reflected in the accompanying consolidated statement of operations as of December 27, 2012.

The purchase price for the acquired 567,574 shares of the Sellers’ common stock by Kinderhook, which represent approximately 88% of the total outstanding shares of common stock of AcqCorp, was $35.2 million. The consideration was paid in cash directly to the Sellers by Kinderhook.

The remaining issued and outstanding shares of AcqCorp were owned by employees of the Company (the “Rollover Stockholders”). Their interest in the aggregate represented approximately 12% (the “Non-controlling interest”) of the total outstanding common stock of AcqCorp. At the time of sale, the Rollover Stockholders entered into a Waiver, Release and Termination Agreement with the Sellers and the Company, whereby they waived their rights under the then existing stockholders agreements and terminated that agreement. Concurrent with the closing, at their option, the Rollover Stockholders entered into a new stockholders’ agreement

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

with Kinderhook and the Company. The Rollover Stockholders’ elected to maintain their ownership interest at terms consistent with Kinderhook‘s equity value, and as such, the Non-controlling interest was estimated to have fair value of $4.8 million.

The KI Purchase Agreement set forth certain conditions of the sale that included the Company’s obligation to obtain consents for the change in control through amendments to the indentures governing the $220.0 million Holdings’ Notes (See Note 8). Such amendments allowed for the change in control in consideration of payments to the note holders of $2.2 million and $2.3 million, respectively (See Notes 8 and 13). The Company’s Revolving Credit Facility was also amended to allow for the change in control in consideration of a $0.4 million payment (See Note 8). These payments to the debtors, as well as professional fees related to obtaining these consents, were paid by the Predecessor Company. In addition, the AcqCorp Predecessor’s management agreement with its then equity sponsor at the time of sale was terminated effective as of the closing, and pursuant to said agreement, the Termination and Release Agreement, AcqCorp paid them a final fee of $2.0 million. Concurrently with the closing, Kinderhook and the Holdings Successor entered into a management agreement effective December 27, 2012 (See Note 13).

The acquisition resulted in excess of purchase price over the net value of the assets and liabilities of $140.0 million for AcqCorp (at the parent level) and $142.1 million for Holdings, which was not amortizable or deductible for tax purposes. The following table summarizes the consideration paid to the Sellers, the fair value of the Non-controlling interest and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

Additional paid-in capital from AcqCorp (parent) (recasted - note 2)	$211,127,633
Fair values of assets acquired and liabilities assumed:
Current and other assets	53,058,701
Net due from IDQ Acquisition Corp. (recasted - note 2)	129,773,412
Property and equipment	4,232,000
Intangible assets	188,000,000
Current liabilities	(19,431,884)
Long-term liabilities	(237,469,134)
Net deferred tax liability	(49,112,190)

Net value of assets (liabilities) acquired	69,050,905

Excess - goodwill	$142,076,728

The fair value of the current assets acquired includes trade receivables with a fair value of $3.6 million. The gross amount due was $4.1 million of which $0.5 million was expected to be uncollectible. The fair values allocated to intangible assets include patents, trademarks and other intangible assets. The relief from royalty method, which is an income approach, was used to value the patents and trademarks, and the income approach known as the profit contribution method, was used to value the other intangible assets. The fair values of the long term liabilities assumed includes the $220.0 million Holdings’ Notes, with an estimated fair value of $236.5 million, which is based on the quoted market price at the approximate time of acquisition.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

In addition to the costs and professional fees incurred in obtaining the consents to the change in control, the Predecessor Company incurred transaction costs, such as financial advisor and legal fees, totaling $1.8 million.

(4)	Inventories

In connection with the March 2014 Sale (See Note 3), inventories were recorded at their estimated fair value of $27.1 million, which included a net fair value adjustment of $6.8 million relating to an increase in the value of finished goods. The entire $6.8 million of stepped up value was charged to cost of goods sold during the period March 17, 2014 through December 31, 2014, as the acquired inventory was sold during such period. Major classes of inventories, net of reserves, at December 31, 2014 and December 31, 2013 consist of the following:

	Successor	Predecessor
	December 31, 2014	December 31, 2013
Raw materials	$11,168,847	$12,083,599
Work in process	1,750,476	1,883,544
Finished goods	11,794,558	8,720,370

Total inventories	$24,713,881	$22,687,513

(5)	Property and Equipment

In connection with the March 2014 Sale (See Note 3), the property and equipment was recorded at its estimated fair value of $4.7 million. Property and equipment, net, at December 31, 2014 and December 31, 2013 consist of the following:

		Successor	Predecessor
	Useful life	December 31, 2014	December 31, 2013
Machinery and equipment	7 yrs	$4,467,245	$3,650,772
Molds and dies	3 yrs	272,041	330,666
Computer hardware and software	3 - 5 yrs	556,562	829,612
Furniture, fixtures, and office equipment	5 - 7 yrs	171,084	229,008
Leasehold improvements	Shorter of asset life or remaining lease term	271,062	391,754
Autos and trucks	3 - 5 yrs	17,200	23,000

		5,755,194	5,454,812
Less accumulated depreciation and amortization		(991,984)	(997,033)

Property and equipment, net		$4,763,210	$4,457,779

Total depreciation and amortization expense, including amounts recorded within cost of goods sold and general and administrative expenses, for the period March 17, 2014 through December 31, 2014, period January 1, 2014 through March 16, 2014, the year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, amounted to $1.0 million, $0.1 million, $1.0 million, $9,601, and $0.9 million, respectively.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

(6)	Intangible assets

Successor

	Estimated useful life	Value at December 31, 2014
Patents	9 yrs	$26,900,000
Trademarks	Indefinite	31,400,000
Customer relationships	16 yrs	167,600,000

		225,900,000
Less accumulated amortization		(10,658,912)

Intangible assets, net		$215,241,088

In connection with the March 2014 Sale (See Note 3), the identifiable intangible assets were recorded at their estimated fair value of $225.9 million. For the period March 17, 2014 through December 31, 2014, the period January 1, 2014 through March 16, 2014, year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, amortization expense of intangible assets was $10.7 million, $2.0 million, $9.4 million, $0.1 million, and $4.3 million, respectively.

Expected future amortization expense for patents and customer relationships as of December 31, 2014 is as follows:

Amortization Expense
Year ending December 31:
2015	$13,463,889
2016	13,463,889
2017	13,463,889
2018	13,463,889
2019	13,463,889
Thereafter	116,521,643

$183,841,088

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

Predecessor

	Estimated useful life	Value at December 31, 2013
Patents	10 yrs	$26,700,000
Trademarks	Indefinite	27,000,000
Other intangible assets	20 yrs	134,300,000

		188,000,000
Less accumulated amortization		(9,513,562)

Intangible assets, net		$178,486,438

(7)	Accrued Expenses

Accrued expenses at December 31, 2014 and December 31, 2013 consist of the following:

	Successor	Predecessor
	December 31, 2014	December 31, 2013
Raw materials purchased, including in-transit	$1,620,326	$1,080,005
Sales allowances	1,701,810	2,136,794
Compensation, separation benefits, and related expenses	1,908,310	878,668
Professional fees, royalty fees and other expenses	1,333,257	1,095,943
Lease termination costs	180,223	—
Interest expense	39,829	32,571
Income taxes payable	2,547,877	2,917,738

Total accrued expenses	$9,331,632	$8,141,719

During May 2014 and December 2014, the Company announced that certain positions within the Company were being eliminated, and therefore, various employees would be terminated. The employees are eligible for separation benefits upon their termination, occurring on various dates between June 30, 2014 and January 31, 2015. In accordance with ASC 420, Exit or Disposal Cost Obligations, the Company recorded $0.9 million of one-time charges associated with these employee terminations based on the fair value of the termination benefits as of the communication dates. These charges are included primarily in selling, and general and administrative expenses. At December 31, 2014, $0.6 million of these separation benefits had been paid and the remaining unpaid balance included in accrued expenses was $0.3 million, which will be paid on various dates through May 2015.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

Additionally under ASC 420, the Company recognized the present value of a lease termination obligation (See Note 9) of which the estimated current liability of $0.2 million is included in accrued expenses.

(8)	Debt

The Company’s long-term debt at December 31, 2014 and December 31, 2013 consist of the following:

	Successor	Predecessor
	December 31, 2014	December 31, 2013
$220 million senior secured notes due 2017	$223,389,759	$233,150,009
Less current maturities	—	—

Total long-term debt	$223,389,759	$233,150,009

Debt Instruments:

$220 Million Senior Secured Notes

On March 27, 2012, the Company completed the sale of $220 million aggregate principal amount of 11.5% senior secured notes due April 2017 (the “Notes”). In connection with the March 2014 Sale (See Note 3), the Notes were recorded at their estimated fair value of $224.4 million, which included a premium of $4.4 million. The premium is being amortized into interest expense using the effective interest rate method over the remaining term of the Notes. In connection with the December 2012 Sale (See Note 3), the Predecessor acquired the Notes at its acquisition date estimated fair value of $236.5 million, which included a premium of $16.5 million which was being amortized into interest expense using the effective interest rate method over the term of the Notes. At December 31, 2014 and December 31, 2013 the carrying value of the Notes was $223.4 million, $233.2 million, respectively, which includes unamortized premiums of $3.4 million and $13.2 million, respectively. Interest is payable on the Notes in cash semi-annually, in arrears, on April 1 and October 1 of each year.

The Notes were issued under an indenture among the Company, the subsidiary guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of the Company’s existing and future domestic restricted subsidiaries. The Notes and the related guarantees are secured by liens on substantially all of our and the guarantor’s assets, subject to certain exceptions and permitted liens. The security interest in such assets consisting of working capital assets that secure the Notes and the related guarantees are contractually subordinated to liens thereon that secure the Revolving Credit Facility. The security interest in the non-working capital assets are contractually subordinated to liens thereon that secure the Notes and the related guarantees.

The indenture governing the Notes contains certain restrictive covenants that, among other requirements, limits the Company’s and restricted subsidiaries’ ability to incur additional debt,

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

pay dividends or make other restricted payments, prepay, redeem or repurchase capital stock or subordinated debt, transfer or sell assets, make investments, enter into transactions with affiliates, create or incur liens and merge or consolidate with any person. These covenants are subject to a number of exceptions and qualifications, as defined in the indenture, and for so long as the Notes have an investment grade rating from both Standard & Poor’s and Moody’s Investor Service, Inc., and no default has occurred and is continuing under the indenture governing the Notes, generally, the Company will not be subject to certain of the covenants listed above. As of December 31, 2014 and at December 31, 2013, the Company was in compliance with all such covenants.

Subject to certain conditions, in general, the Company must make an offer to purchase Notes with the excess cash flow offer amount, defined in the indenture as 75% of the Company’s excess cash flow, determined for each annual period ending December 31, at 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The Company will not be required (but may elect to do so) to make an excess cash offer unless the excess cash amount with respect to the period exceeds $3.0 million (lesser amounts are to be carried forward for determining whether the $3.0 million threshold has been met for any future period). Should the Company conclude or be required to make such offer, then the offer shall be mailed to the Notes’ holders within 120 days after the applicable annual period ending December 31. With respect to the year ending December 31, 2013, the Company was required to make an offer to purchase Notes at 103% of the principal amount with excess cash flow of $13.3 million. The excess cash flow offer period expired with no holders electing to tender their Notes for purchase by the Company. With respect to the year ended December 31, 2014, the Company has estimated the excess cash flow offer amount to be approximately $14.6 million.

After October 1, 2014, the Company has the option to redeem a portion or all of the Notes at a premium, set forth, in the indenture, which will decrease over time, plus accrued and unpaid interest, if any, to the date of redemption.

Should the Company experience a change in control, as defined in the indenture, the holders of the Notes have the right to require the Company to purchase their Notes at a price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. In connection with the change in control that occurred on March 17, 2014, and on December 27, 2012, respectively (See Note 3), the indenture governing the Notes was amended effective March 17, 2014 and December 27, 2012, respectively, so that the acquisitions did not constitute a “Change in Control”, as defined in the indenture and, therefore, the Company was not required to make any “Change in Control Offers” to the Note holders. The provisions of these Supplemental Indentures required consideration of $0.6 million and $2.2 million, respectively, for the amendment.

At December 31, 2014 and at December 31, 2013, accrued interest on the Notes was $6.3 million and $6.3 million, respectively.

$35 Million Revolving Credit Facility

On March 27, 2012, concurrent with the repayment of the revolving bank debt, the Company entered into a new $35.0 million asset based revolving credit facility with the same lender (the Revolving Credit Facility), which is effective through March 27, 2017. Under the Revolving

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

Credit Facility, the interest rate, at the option of the Company, is prime rate plus 1.50% or LIBOR plus 2.50%. The Company may borrow based on a borrowing base formula that includes 85% and 60% of eligible receivables and inventory, respectively.

The Company’s obligations under the Revolving Credit Facility are secured, subject to certain exceptions, by a first priority lien on working capital assets and by a second priority lien on non-working capital assets. In addition under the Revolving Credit Facility, the Company must adhere to an annual capital expenditure limit covenant of $1.75 million and $1.60 million, for the years ended December 31, 2014 and 2013, respectively. Amounts not used may be carried over for one year only to the next fiscal year. A third amendment to the Revolving Credit Facility allows for restructuring capital expenditures associated with the March 2014 Sale, not to exceed $4.0 million during the term of this agreement. As of December 31, 2014 and December 31, 2013, the Company was in compliance with this covenant.

On August 20, 2012, in connection with the sale of $45.0 million aggregate principal amount of senior secured notes due October 1, 2017 (AcqCorp Notes) by AcqCorp, as more fully described in Note 13, Holdings amended its Revolving Credit Facility agreement, permitting it to declare and make a dividend to AcqCorp, subject to certain requirements defined in the amendment agreement, in order to allow AcqCorp to pay the fees and expenses associated with the sale of the AcqCorp Notes. Additionally, the amendment permits Holdings to declare and make a dividend to AcqCorp, subject to certain limitations, for the regularly scheduled cash payment of interest, at the rate of 14.00%, per annum, on the AcqCorp Notes. On March 17, 2014 and on December 27, 2012, there was a third and second amendment, respectively, to the Revolving Credit Facility for the consent to the changes in ownership that occurred on those dates (See Note 3) and to allow for the payment of fees and expenses in connection with the change in control. The second amendment also permits the Company to make payments to Kinderhook pursuant to the management agreement in effect on December 27, 2012 (See Note 13). Consent fees of $87,500 and $350,000, were paid in consideration of the third and second amendment, respectively. At December 31, 2014 and December 31, 2013, the availability under the Revolving Credit Facility was $13.6 million and $13.6 million, respectively, and there was no outstanding balance at December 31, 2014 and December 31, 2013.

Interest Expense

A summary of the Company’s interest expense relating to debt for the period March 17, 2014 through December 31, 2014, period January 1, 2014 through March 16, 2014, year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, is as follows:

	Successor	Predecessor			Predecessor
	Period March 17, 2014 through December 31, 2014	Period January 1, 2014 through March 16, 2014	Year ended December 31 2013	Period December 27, 2012 through December 31, 2012	Period January 1, 2012 through December 26, 2012
Interest Expense:
$35 million revolving credit facility	$19	$8	$36,056	$—	$272,019
$25 million senior subordinated note repaid March 2012	—	—	—	—	1,035,417
$135 million term loan repaid March 2012	—	—	—	—	2,206,417
$220 million senior secured notes due 2017	18,984,921	4,571,075	21,992,535	297,527	19,417,551
Loan fees	160,857	42,824	208,573	—	339,564

Total interest expense and fees on debt	$19,145,797	$4,613,907	$22,237,164	$297,527	$23,270,968

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

For the period March 17, 2014 through December 31, 2014, January 1, 2014 through March 16, 2014, year ended December 31, 2013, and the period December 27, 2012 through December 31, 2012, interest expense related to the Notes was net of amortization of notes premium of $1.0 million, $0.7 million, $3.3 million, and $42,527, respectively. For the period January 1, 2012 through December 26, 2012, interest expense related to the Notes included amortization of discount on notes payable of $0.5 million. Also, included in interest expense for the period January 1, 2012 through December 26, 2012 was amortization of deferred financing costs related to debt of $2.3 million.

(9)	Leases

The Company has non-cancelable operating leases primarily for its office space and manufacturing/warehouse facility, which expire over various dates through 2020. These leases contain renewal options and generally the leases require the Company to pay all executory costs such as maintenance and insurance. Total rent expense for the period March 17, 2014 through December 31, 2014, period January 1, 2014 through March 16, 2014, year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, was $1.9 million (including $0.9 million for the closed NY office space referred to below in Lease Termination Costs), $0.2 million, $1.4 million, $15,657 and $1.2 million, respectively.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2014 are:

Operating leases
Year ending December 31:
2015	$944,128
2016	1,072,786
2017	1,087,792
2018	1,100,928
2019	323,100
Thereafter	208,274

Total minimum lease payments	$4,737,008

Lease Termination Costs

Effective August 31, 2014, the Company ceased using its leased NY office space. The Company intends to sublease the office space to the extent possible. ASC 420 requires the Company to make an accrual for the liability for lease costs that will continue to be incurred without economic benefit to the Company upon the date that the Company ceases using the leased property. Under ASC 420, the Company has established a liability for the fair value of the remaining lease payments, partially offset by estimated sublease payments to be received over the course of the lease of $0.9 million, which is recorded in general and administrative expense. The fair value of this liability is based on a net present value model using a credit-adjusted risk-free rate. The liability will be paid over the remainder of the leased property’s term which is through August 2020. Actual sublease terms may differ from the estimates originally made by the Company. Any future changes in the estimates or in the actual sublease income could require future adjustments

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

to the liability for this lease, which would impact net income in the period the adjustment is recorded. At December 31, 2014, the lease termination cost accrual was $0.9 million of which, $0.7 million is included in other liabilities and $0.2 million is included in accrued expenses (See Note 7).

(10)	Income Taxes

The provision for income taxes for the period March 17, 2014 through December 31, 2014, the period January 1, 2014 through March 16, 2014, the year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, consist of the following:

	Current	Deferred	Total
12/31/2014
Federal	$2,887,066	$(4,062,153)	$(1,175,087)
State and local	192,085	(97,605)	94,480

	$3,079,151	$(4,159,758)	$(1,080,607)

Predecessor	Current	Deferred	Total
3/16/2014
Federal	$782,883	$(741,804)	$41,079
State and local	22,422	(57,821)	(35,399)

	$805,305	$(799,625)	$5,680

	Current	Deferred	Total
12/31/2013
Federal	$2,596,779	$(1,908,280)	$688,499
State and local	77,940	39,901	117,841

	$2,674,719	$(1,868,379)	$806,340

	Current	Deferred	Total
12/31/2012
Federal	$—	$—	$—
State and local	—	—	—

	$—	$—	$—

Predecessor	Current	Deferred	Total
12/26/2012
Federal	$3,521,289	$1,140,261	$4,661,550
State and local	154,117	2,808	156,925

	$3,675,406	$1,143,069	$4,818,475

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% for the period March 17, 2014 through December 31, 2014, the period January 1, 1014 through March 16, 2014, the year ended December 31, 2013, and 35% for the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012 to pretax income as a result of the following:

	Successor	Predecessor			Predecessor
	12/31/2014	3/16/2014	12/31/2013	12/31/2012	12/26/2012
Computed “expected” tax expense	$(596,709)	$(289,237)	$909,024	$—	$4,715,455
Increase in income taxes resulting from:
State and local income taxes, net of Federal income tax benefit	35,126	14,640	42,488	—	79,903
Permanent Differences	(477,915)	523,454	18,616	—	246,081
Other, including the impact of rate change	—	(57,662)	46,811	—	35,847
Provision to return adjustment	(41,109)	(185,515)	(210,599)	—	(258,811)

	$(1,080,607)	$5,680	$806,340	$—	$4,818,475

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2014 and December 31, 2013 are presented below:

	12/31/2014	12/31/2013
Deferred tax assets:
Inventories	$244,908	$343,947
Allowances	362,820	183,161
Debt Issuance Costs	4,847,262	8,501,436
Other	416,204	25,589

Total gross deferred tax assets	5,871,194	9,054,133

Deferred tax liabilities:
Property and equipment, principally due to differences in depreciation	(1,205,653)	(1,197,999)
Goodwill and intangible amortization	(69,145,816)	(55,009,945)

Total gross deferred tax liabilities	(70,351,469)	(56,207,944)

Net deferred tax liabilities	$(64,480,275)	$(47,153,811)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes it is more likely than not that the Company will realize the benefits of these deductible differences at December 31, 2014 and December 31, 2013. The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. During 2014, the Company recorded an uncertain tax position of $243,000. Previously, the Company had no uncertain tax positions.

The Company files a consolidated U.S. and state income tax return, at the parent level, and tax returns in various state and local jurisdictions, and, in the normal course of business, is subject to examination by taxing authorities. The Company is subject to exam by the U.S. federal and state tax authorities on its filings since 2011. During 2014, the U.S. federal tax return filed by the Company for 2012 was examined by the IRS, and resulted in no change.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

(11)	Stock Options

In November 2010, Armored AutoGroup, Inc.’s Board of Directors approved the 2010 Equity Incentive Plan (the “2010 AAG Option Plan”), which authorized equity awards to be granted for up to 26,500,000 shares of AAG Parent’s common stock. Through Board consent on June 23, 2014, AAG Parent increased the shares authorized for grant to 27,565,000 shares of AAG Parent’s common stock. Under the 2010 AAG Option Plan, certain management and key employees of the Company have been or may be granted a combination of time based and performance based options to purchase AAG Parent’s common stock. During the third quarter of 2014, AAG Parent determined that no share based compensation expense related to employee grants under the 2010 AAG Option Plan should be recognized until an actual vesting event occurs.

AAG Parent utilizes an option pricing method employing a Black Scholes model to estimate the fair value of stock options granted.

Under the 2010 AAG Parent Option Plan, performance based options vest subject to a liquidity event (e.g., an initial public offering or change in control, as defined) and based upon the attainment of specified minimum returns on capital to AAG Parent shareholders. Compensation expense on performance based option grants is not recognized until it is probable that the liquidity event will occur. For the period March 17, 2014 through December 31, 2014, AAG Parent and therefore the Company did not recognize share based compensation expense related to its performance based grants given that the performance condition (a liquidity event) did not occur during that period. As of December 31, 2014, the unrecognized compensation expense for the 2010 AAG Parent Option Plan was $4.3 million, of which the Company will be allocated its portion through the Shared Services arrangement.

Because it is not probable that these performance based option grants will vest and no compensation expense is recognized, AAG Parent did not value these grants. At a time in which it becomes probable that the performance option grants will vest AAG Parent will have a valuation performed. At that time, the Company will disclose its share of AAG Parent’s total share based compensation cost in their ending financial statements.

(12)	Commitments and Contingencies

(a)	Employment Agreements

The Company has employment agreements with certain key management employees. These employment agreements contain salary, bonus target percentages, severance payments, and other benefits.

(b)	Supply and Purchase Agreements

The Company completed a raw material supply agreement that was in effect March 1, 2014 through July 31, 2014. Purchases from this supplier for the period March 17, 2014 through July 31, 2014, and period January 1, 2014 through March 16, 2014 were approximately $2.0 million, and $0.3 million, respectively, totaling $1.4 million over the term which satisfied the agreement.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

Additionally, the Company had another supply agreement that was in effect from November 1, 2013 through December 31, 2014, during which period the Company was expected to make purchases totaling approximately $1.8 million. For the period March 17, 2014 through December 31, 2014, and the period January 1, 2014 through March 16, 2014, purchases from this supplier were approximately, $1.6 million, and $0.5 million, respectively.

The Company anticipates renewing these agreements in 2015.

(c)	Litigation

The Company is subject to proceedings arising in the ordinary course of business. While management cannot predict the outcome of any pending or future legal proceedings and cannot provide any assurances, management does not believe that the resolution of any proceedings will have a material adverse effect on the Company’s financial condition or results of operations.

(d)	Regulatory Matters

The Company’s operations and properties are subject to federal, state, and local regulatory requirements, including relating to environmental matters. Management’s policy is to comply fully with all applicable requirements. If the Company fails to comply with applicable laws and regulations, the Company may be subject to criminal sanctions and civil liabilities, which may include substantial fines, injunctions, recalls and seizures, any of which may have an adverse effect on the Company’s results of operations, business and financial condition.

(13)	Related-Party Transactions

On August 20, 2012, the Company’s parent, AcqCorp, completed the sale of $45.0 million aggregate principal amount of senior secured notes due October 1, 2017. The AcqCorp Notes were issued at 100% of the aggregate principal amount. The AcqCorp Notes requires AcqCorp to pay interest due entirely in cash (14.00%) to the extent that there is sufficient cash in an interest reserve account established by AcqCorp or, if there is not sufficient cash in the interest reserve account, partially with cash from the interest reserve account, if any, and the balance by the issuance of additional payment-in-kind (“PIK”) Notes at (14.75%) which would increase the principal amount of the outstanding AcqCorp Notes. Interest is payable on the AcqCorp Notes semi-annually, in arrears, on April 1 and October 1. As of December 31, 2014 and December 31, 2013, the outstanding balance of the AcqCorp Notes was $46.5 million and $45.4 million, respectively. The AcqCorp Notes are not guaranteed by any of AcqCorp’s subsidiaries and are structurally subordinated to all of the liabilities and preferred stock of any of AcqCorp’s subsidiaries, including the $220.0 million Holdings’ Notes and the Revolving Credit Facility. The AcqCorp Notes are secured by liens on substantially all of AcqCorp’s assets subject to certain exception and permitted liens, including a first priority pledge on 100% of the capital stock of Holdings.

The AcqCorp Notes were issued under an indenture among AcqCorp and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. The indenture governing the AcqCorp Notes contains certain restrictive covenants that, among other things, limit AcqCorp and restricted subsidiaries’, including Holdings’, ability to incur additional debt, pay dividends or make other restricted payments, prepay, redeem or repurchase capital stock or subordinated debt,

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

transfer or sell assets, make investments, enter into transactions with affiliates, create or incur liens and merge or consolidate with any person. In addition, AcqCorp may not engage in any business or activity other than its ownership of all of the equity interest in Holdings, performing its obligations with respect to indebtedness or liens permitted to be incurred under AcqCorp’s indenture, and activities incidental to the foregoing.

After October 1, 2014, AcqCorp has the option to redeem a portion or all of the AcqCorp Notes at a premium, set forth in the indenture, which will decrease over time, plus accrued and unpaid interest, if any, to the date of redemption.

Should AcqCorp experience a change in control, as defined in the indenture, the holders of the AcqCorp Notes have the right to require AcqCorp to purchase their AcqCorp Notes at a price in cash equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest (at the cash interest rate) thereon. In the event the terms of the indebtedness of AcqCorp’s subsidiaries prohibits such a repurchase, then within a specified time described fully in the AcqCorp Notes indenture, AcqCorp shall repay in full all such indebtedness, or offer to repay in full such indebtedness, if doing so will allow the purchase of the AcqCorp Notes or obtain the requisite consent under the agreements governing such indebtedness to permit the repurchase of said AcqCorp Notes. In connection with the change in control that occurred on March 17, 2014 and on December 27, 2012 (See Note 3), the indenture governing the AcqCorp Notes were also amended, respectively, so that the acquisition did not constitute a “Change in Control”, as defined in the indenture, and as a result, AcqCorp was not required to make any “Change in Control Offers” to its note holders. AcqCorp paid fees and expenses associated with the March 17, 2014 amendment of $1.4 million, which was funded by a dividend distribution from Holdings. AcqCorp paid fees and expenses of $5.9 million in connection with December 27, 2012 acquisition and amendment, which included a $2.0 million payment to its then equity sponsor, predominately funded by a dividend distribution from Holdings of $5.9 million.

On August 20, 2012, in connection with the AcqCorp Notes transaction, Holdings amended its Revolving Credit Facility agreement, permitting it to declare and make a dividend, subject to certain requirements defined in the amendment agreement, in order to allow AcqCorp to pay the fees and expenses associated with the issuance of the AcqCorp Notes. Proceeds from the sale of the AcqCorp Notes, along with a $2.0 million dividend from Holdings, were used to pay certain fees and expenses in connection with the sale of the AcqCorp Notes, and to distribute a $43.4 million dividend to the stockholders of AcqCorp. Additionally, the Revolving Credit Facility amendment permits, subject to certain requirements, Holdings to declare and make a dividend to AcqCorp in order to allow it to make the regularly scheduled cash payments of interest, at the rate of 14.00% per annum, on the AcqCorp Notes.

AcqCorp’s obligation to cause Holdings to make the maximum amount of the dividend permitted to be made pursuant to both of the 50% of consolidated net income basket under the restricted payments covenant in the indenture governing the $220.0 million Holdings’ Notes and the Revolving Credit Facility, provided that the amount of the dividend is limited to an amount equal to the cash interest due on the AcqCorp Notes for the next interest payment date, net of any balance in such interest reserve account on the funding date. On the business day preceding October 1 of each year, beginning on October 1, 2013, AcqCorp will cause Holdings to make the maximum amount of permitted dividends to it, pursuant to the indenture governing the $220.0 Holdings’ Notes, so long as such dividend is otherwise permitted to be made under the indenture

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

governing the $220.0 million Holdings’ Notes, the Revolving Credit Facility, and in accordance with applicable law, and that AcqCorp shall deposit such amounts in the interest reserve account maintained with the collateral agent. In lieu of causing Holdings to make such a dividend, AcqCorp may deposit an equivalent amount from the sale of its capital stock or by a contribution of capital. Amounts on deposit in the interest reserve account shall be released to the Trustee in accordance with the terms of the security agreement to pay interest due on the Notes. No indebtedness may be secured by a lien on the interest reserve account other than the AcqCorp Notes.

On September 30, 2014, AcqCorp caused Holdings to make the maximum amount of dividends allowed in order to reserve the cash rate of interest $6.3 million of which $3.2 million is due April 1, 2015 and was deposited into the interest reserve account maintained with the collateral agent as required, and $3.2 million which was due and paid to the trustee on October 1, 2014. On March 11, 2014 and September 27, 2013, respectively, AcqCorp caused Holdings to make a dividend of $3.2 million representing the cash rate of due on April 1, 2014 and October 1, 2013, respectively, on the AcqCorp Notes. Additionally, on March 17, 2014, $1.3 million of acquisition related costs incurred by AAG were paid by AcqCorp through a dividend distribution from Holdings (See Note 3).

Net due from IDQ Acquisition Corp.

As of December 31, 2014 and December 31, 2013, the net amount due from AcqCorp, which is included in long-term assets in the accompanying consolidated balance sheets, amounted to $125.8 million and $128.1 million (See Note 2), respectively, which primarily relates to advances to AcqCorp to enable AcqCorp to pay its obligations. Historically, certain professional fees were paid by AcqCorp on behalf of the Company. In addition, the Company’s tax returns are filed in consolidation with AcqCorp, which has resulted in the Company recording a payable to AcqCorp for its tax share of AcqCorp’s tax liability. The net amount due from AcqCorp is net of such costs which amounted to $5.5 million and $2.9 million (See Note 2) at December 31, 2014 and December 31, 2013, respectively. The net amount due from AcqCorp is non-interest bearing and is subject to annual renewal on November 6, 2016.

Affiliate’s Sales and License Agreement

One of the Company’s customers became a subsidiary of AAG effective April 28, 2014. There were no sales to this affiliate for the period April 28, 2014 through December 31, 2014. The Company also has a license agreement with this affiliate which, subject to compliance with conditions and terms of the agreement, grants the affiliate the right to combine and repackage, for their own marketing and distribution, certain products purchased from the Company. In consideration of these rights and licenses granted, the Company earns an annual fee equal to the greater of the minimum amount set forth in the agreement, or 5% of net sales as defined in the agreement. The licensing fee earned during the period January 1, 2014 through March 16, 2014 was $8,287 and during the period March 17, 2014 through December 31, 2014 was $34,308, respectively. At December 31, 2014, the balance of $22,595 is included in prepaid expenses and other current assets.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

In addition, for the period March 17, 2014 through December 31, 2014, the Company recorded sales of $68,549 to another subsidiary of AAG of which at December 31, 2014, $47,718 is owed and included in accounts receivable.

Management Agreement

On December 27, 2012, the Company entered into a management agreement with Kinderhook to provide the Company and its direct and indirect subsidiaries with professional advice related to financial, business and corporate strategy matters. Under the terms of the agreement, the Company will pay $1.7 million per year, payable in quarterly installments beginning January 1, 2013, and reimbursement of out of pocket expenses. This agreement will remain in effect until June 30, 2017 (the “Initial Term”) and after the Initial Term will be automatically renewed for additional one year periods until the Company or Kinderhook delivers to the other party written notice of non-renewal at least three months prior to the applicable renewal date. The management agreement contains certain key provisions such as in the event that substantially all of the shares of the Company or substantially all of its assets are sold prior to the end of the Initial Term, at the time of the closing of such sale, the Company shall pay Kinderhook a premium for its efforts in advising the Company and enabling such sale prior to the end of the Initial Term, a bonus payment equal to the aggregate management fees remaining to be paid to Kinderhook for the portion of the Initial Term following the consummation of such sale. Such bonus payment shall be earned and payable on the date of the consummation of such sale. In addition, in the event that a cash equity contribution is made to the Company or any of its subsidiaries (a “Subsequent Equity Contribution”, as defined in the management agreement) upon the consummation of each such Subsequent Equity Contribution, the Company shall pay Kinderhook for its financial advisory services, including planning and structuring the Subsequent Equity Contribution, a transaction fee equal to 1% of the aggregate amount of such Subsequent Equity Contribution. Such fee shall be earned and payable on the date of the consummation of such Subsequent Equity Contribution (each a “Subsequent Closing Date”). Furthermore, in the event that any Subsequent Equity Contribution occurs, the annual management fee payable to Kinderhook shall be increased by 3% of the aggregate amount of such Subsequent Equity Contribution, payable on the Subsequent Closing Date, and in respect of each twelve-month period beginning on the first day of the month which is the closest to the day of the first anniversary of the Subsequent Closing Date, payable in quarterly installments in advance on the first date of each fiscal quarter during such twelve-month period. Also, at the Company’s option, Kinderhook shall render advisory services to the Company or any of its subsidiaries regarding any potential leveraged recapitalization or other similar transaction undertaken by the Company or any of its subsidiaries and, upon the closing of such recapitalization or other similar transaction, in consideration for such services, the Company shall pay Kinderhook, a fee equal to 1% of the proceeds received by the Company or any of its subsidiaries as a result of such leveraged recapitalization or other similar transaction. Such fee shall be earned and payable on the date of the closing of such leveraged recapitalization or other similar transaction. On January 28, 2013, Kinderhook and the Company executed a Waiver Regarding the Management Agreement (the “Waiver”) whereby during the respective term of the agreement Kinderhook has agreed to waive 12% of the management fee effectively reducing the amount paid directly to them from $1.7 million to $1.5 million. Concurrent with the execution of the Waiver, Kinderhook entered into two separate consulting agreements with two firms held separately by certain

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

management members of the Company, whereby the $0.2 million or 12% combined difference is paid to the two separate firms as per the terms of those agreements, for services which include financial advice to the management of the Company on matters involving and relating to the Company’s corporate, financial and management structure and operations. Additionally, during the waiver period, Kinderhook also waives the same 12% of any potential bonus payment as well as any subsequent increases in management fees (both briefly described above) that it would otherwise be entitled to receive from the Company, and such potential payments shall be payable to the consultants pursuant to the terms of their respective agreements. For the period ended January 1, 2014 through March 16, 2014, and year ended December 31, 2013, the Company recorded management and related fees totaling $0.4 million and $1.8 million, respectively.

On March 17, 2014, concurrent with the AAG acquisition, certain provisions of the Kinderhook management agreement were amended. One of the key amendments stipulates that effective March 17, 2014, the maximum amount of fees to be earned by Kinderhook over the remaining term of its management agreement is $5.0 million (the “MF Cap”), minus any amounts waived pursuant to the Waiver. Furthermore, if a Change of Control occurs (described in the amendment), then as the date of the consummation of such Change of Control the Company will pay Kinderhook a premium for its efforts in advising and enabling such Change of Control, a bonus amount equal to the MF Cap, minus the aggregate fees paid and waived as of this amendment. The bonus payment shall be made on the date of the consummation of such Change of Control, and upon payment, this agreement will terminate and the Company will have no further obligations to pay any fees to Kinderhook, and Kinderhook will have no further obligations to provide services to the Company. In no event, shall the aggregate amount paid and/or waived, pursuant to this amendment, exceed the MF Cap. For the period March 17, 2014 through December 31, 2014, the Company recorded management and related fees totaling $1.4 million.

Predecessor (period January 1, 2012 through December 26, 2012)

On June 18, 2010, AcqCorp entered into a management agreement with its then equity sponsor, who provided the Company and its direct and indirect subsidiaries business advice and assistance with strategy. As consideration for these services, an annual management fee was paid by the Company in the amount of $1.7 million, in addition to the reimbursement of all out of pocket expenses. The management agreement was to remain in effect through June 30, 2017, its initial term. On March 14, 2012, the management agreement was amended to include that in consideration for advisory services provided in connection with the offering of the $220 million senior secured notes, a fee equal to $1.5 million was paid. This payment was expensed and is included in general and administrative expenses in the consolidated statement of operations for the period January 1, 2012 through December 26, 2012. On December 27, 2012, concurrent with the change in control (See Note 3), AcqCorp and its then equity sponsor entered into a Termination and Release Agreement dated December 27, 2012 (the “Termination Agreement”). Pursuant to the terms of the Termination Agreement, the then equity sponsor agreed to a payment of $2.0 million, (paid by AcqCorp on December 27, 2012) and waived its rights to any additional fees. In addition, the Company recorded management fees totaling $1.8 million for the period January 1, 2012 through December 26, 2012.

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

(14)	Union Pension Fund Withdrawal Liability

On June 30, 2000, IDQ Operating, under its former management, withdrew from the Local 29 RWDSU Pension Fund (EIN #13-2669167) and, as a result, affected a complete withdrawal from the fund, within the meaning of Section 4203(a) of the Employee Retirement Income Security Act of 1974. Consequently, the Company is subject to the payment of a withdrawal liability to the fund. Beginning on April 1, 2001, this liability is payable on a quarterly basis in the amount of $12,509, including interest. The annual amount contributed to the plan by the Company and charged to pension cost in 2014, 2013 and 2012 was $50,039 in each year.

Our contribution to the plan was approximately 12.5% of total contributions of approximately $401,000, made by employers and the Pension Benefit Guaranty Corp. Based on the latest information available, the plan’s actuarial present value of accumulated plan benefits is approximately $3.3 million. At December 31, 2014 and December 31, 2013, this liability, included in other liabilities amounted to $0.7 million and $0.7 million, respectively.

(15)	Defined Contribution Plan

The Company has a defined contribution (401(k)) plan as amended, available to employees (except for those covered under a collective bargaining agreement and part-time employees) who have completed three months of service and have attained 21 years of age. The Company’s matching contributions under the plan are 100% of applicable contributions up to the first 4% of employees’ compensation. Total contributions by the Company for the period March 17, 2014 through December 31, 2014, the period January 1, 2014 through March 16, 2014, year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, amounted to $146,871, $42,292, $197,735, $172,179, and $172,179, respectively.

(16)	Consolidated Debt and Interest Expense of IDQ Acquisition Corp.

In connection with the March 2014 Sale (See Note 3), AAG Parent and Subsidiaries acquired the $220.0 million Notes and $45.0 million Notes at their estimated fair values of $224.4 million and $46.8 million, respectively. These premiums are being amortized into interest expense using the effective interest rate method over the remaining term of the respective notes. In connection with the December 2012 Sale (See Note 3), the Predecessor acquired the $220.0 million Notes and $45.0 million Notes at their estimated fair values of $236.5 million and $45.5 million, respectively, which includes premiums of $16.5 million and $0.5 million, respectively. Those premiums were being amortized into interest expense using the effective interest rate method over the term of the respective notes. At December 31, 2014 and December 31, 2013, the consolidated long-term debt of Holdings’ parent, IDQ Acquisition Corp. (AcqCorp), consisted of the following:

	Successor	Predecessor
	December 31, 2014	December 31, 2013
$ 220 million senior secured notes due 2017	$223,389,759	$233,150,009
$ 45 million senior secured notes due 2017	46,463,907	45,377,085

	269,853,666	278,527,094
Less current maturities	—	—

Total long-term debt	$269,853,666	$278,527,094

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

For the period March 17, 2014 through December 31, 2014, period January 1, 2014 through March 16, 2014, year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, the consolidated interest expense relating to debt of Holdings’ parent, AcqCorp, consisted of the following:

	Successor	Predecessor			Predecessor
	Period March 17, 2014 through December 31, 2014	Period January 1, 2014 through March 16, 2014	Year ended December 31 2013	Period December 27, 2012 through December 31, 2012	Period January 1, 2012 through December 26, 2012
Interest Expense:
$ 35 million revolving credit facility	$19	$8	$36,056	$—	$272,019
$ 25 million senior subordinated note repaid March 2012	—	—	—	—	1,035,417
$ 135 million term loan repaid March 2012	—	—	—	—	2,206,417
$ 220 million senior secured notes due 2017	18,984,921	4,571,075	21,992,535	297,527	19,417,551
$ 45 million senior secured notes due 2017	4,651,407	1,296,213	6,227,992	83,770	2,207,823
Loan fees	160,857	42,824	208,573	—	339,564

Total interest expense and fees on debt	$23,797,204	$5,910,120	$28,465,156	$381,297	$25,478,791

For the period March 17, 2014 through December 31, 2014, January 1, 2014 through March 16, 2014, year ended December 31, 2013, and the period December 27, 2012 through December 31, 2012, interest expense related to the Notes was net of amortization of notes premium of $1.3 million, $0.8 million, $3.4 million, and $43,434, respectively. For the period January 1, 2012 through December 26, 2012, interest expense related to the Notes included amortization of discount on notes payable of $0.5 million. Also, included in interest expense for the period January 1, 2012 through December 26, 2012 was amortization of deferred financing costs related to debt of $2.5 million.

Total interest expense for the period March 17, 2014 through December 31, 2014, period January 1, 2014 through March 16, 2014, year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, was $23.8 million, $5.9 million, $28.6 million, $0.4 million, and $28.1 million, respectively.

As described more fully in Note 13, for the period March 17, 2014 through December 31, 2014, period January 1, 2014 through March 16, 2014, year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period August 20, 2012 through December 26, 2012, interest payable on the AcqCorp Notes have been recorded at the cash rate of interest of 14.00%. On September 30, 2014, AcqCorp caused Holdings to make the maximum amount of dividends allowed in order to reserve the cash rate of interest $6.3 million of which

IDQ HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2014

$3.2 million is due April 1, 2015 and was deposited into the interest reserve account maintained with the collateral agent as required, and $3.2 million which was due and paid to the trustee on October 1, 2014. On March 11, 2014 and September 27, 2013, respectively, AcqCorp caused Holdings to make a dividend of $3.2 million representing the cash rate of interest due on April 1, 2014 and October 1, 2013, respectively, on the AcqCorp Notes. In addition, pursuant to the AcqCorp Notes Supplemental Indentures effective March 17, 2014 and December 27, 2012, respectively, consideration of $0.7 million and $2.3 million, respectively, was paid to the holders of the AcqCorp Notes.

(17)	Subsequent Events

The Company has evaluated events from the balance sheet date through March 31, 2015, the date at which the financial statements were available to be issued, and determined there are no other items to disclose.